UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 17, 2015

Kite Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36508	27-1524986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2225 Colorado Avenue Santa Monica, California		90404
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 824-9999

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 17, 2015, Kite Pharma, Inc. (“Kite”) entered into a stock purchase agreement (“SPA”) with T-Cell Factory B.V. (“TCF”) and the shareholders of TCF (the “Sellers”), to acquire all of the outstanding capital stock of TCF. The signing and closing of the transaction happened concurrently whereupon TCF became Kite’s wholly-owned subsidiary and was renamed Kite Pharma EU. The SPA contains certain representations, warranties, covenants and indemnities by the parties thereto, in each case customary for a transaction of this nature and scope.

Pursuant to the SPA, Kite owes €20.0 million as a total upfront payment. Kite paid €11.4 million of the upfront in cash (or approximately US$12.0 million based on a reference conversion rate of €0.95 to US$1), and issued €3.8 million in shares of its common stock, which equated to 66,120 shares of its common stock, to the Sellers. The cash paid to the Sellers is subject to customary adjustments for net working capital. €2.0 million of the upfront was withheld from the Sellers at closing to satisfy any potential indemnity claims arising under the SPA, the balance of which will be paid to the Sellers upon the termination of an indemnity holdback period of 18 months. In addition, Kite paid €2.7 million of the upfront in cash (or approximately $2.9 million based on a reference conversion rate of €0.95 to $1) to TCF directly, which TCF will then pay to its licensors and certain of its employees.

Kite is obligated to pay up to €242.5 million upon the achievement of certain clinical, regulatory and sales milestones relating to T cell receptor (“TCR”) based product candidates that may be developed by TCF. A portion of these milestone payments will be made to TCF directly to pay its licensors and employees. At Kite’s option, a portion of the clinical and regulatory milestones may be paid in shares of Kite’s common stock to the Sellers. In connection with the acquisition, each of the Sellers entered into non-competition and non-solicitation agreements with Kite, and certain of the Sellers and other key scientists entered into employment agreements with Kite Pharma EU.

Kite acquired TCF for the opportunity to significantly expand its pipeline of TCR-based product candidates. Using its proprietary TCR-GENErator technology platform, TCF can rapidly and systematically discover tumor-specific TCRs.

TCF has an exclusive license agreement with IBA GmbH (“IBA”) for intellectual property rights relating to certain methods of selecting TCRs. In addition, TCF has a non-exclusive license agreement with Sanquin Blood Supply Foundation, relating to certain methods of detecting and selecting TCRs. TCF also has a license agreement with the Stichting Het Nederlands Kanker Instituut – Antoni van Leeuwenhoek Ziekenhuis (“NKI-AVL”) for know-how, materials and protocols, and the right of first negotiation for certain intellectual property rights with relevance to TCRs that may be developed in Dr. Schumacher’s lab at the NKI-AVL over the next five years. NKI-AVL, IBA and Sanquin Blood Supply Foundation have a right to a certain portion of the milestone payments that may be paid under the SPA. The intellectual property rights obtained from the NKI-AVL, IBA and Sanquin Blood Supply Foundation together form the basis of TCF’s proprietary TCR-GENErator technology platform.

The TCF acquisition also brings Kite expertise from Europe’s leading scientists in the field of immuno-oncology as well as a strong partnership with the NKI-AVL, which is a leading cancer research and gene therapy institute. Dr. Schumacher, a preeminent scientist in the field of immuno-oncology and a deputy director of NKI-AVL, will serve as Chief Scientific Officer of Kite Pharma EU.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2015	KITE PHARMA, INC. (Registrant)

	By:	/s/ Cynthia M. Butitta
	Name:	Cynthia M. Butitta
	Title:	Chief Financial Officer and Chief Operating Officer